EXHIBIT 3.1

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MARTIN MIDSTREAM GP LLC,
A DELAWARE LIMITED LIABILITY COMPANY

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MARTIN MIDSTREAM GP LLC (this “Agreement”), dated as of August 30, 2013 (the “Effective Date”), is adopted, executed, and agreed to by the sole Member (as defined below).

1.FORMATION. Martin Midstream GP LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.TERM. The Company shall have a perpetual existence.

3.PURPOSES. The purposes of the Company are to engage in the operation and management of MMLP, its Subsidiaries and Joint Ventures and any other Persons which MMLP may have an Equity Interest, whether directly or indirectly, in accordance with the Governing Documents in effect from time to time of such Persons and the ownership of Equity Interests of MMLP and in any other lawful act or activity incidental or related thereto authorized by the Board and, if required, the Member.

4.SOLE MEMBER. MMGP Holdings LLC, a Delaware limited liability company, is the sole member of the Company (the “Member”), succeeding MRLLC, as the sole member of the Company as a result of a transfer of 100% of the membership interests of the Company on August 30, 2013.

5.CONTRIBUTIONS. MRLLC made an initial contribution to the capital of the Company in the amount of $1,000.00, and subsequently made additional contributions to the capital of the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6.DISTRIBUTIONS. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company. To the extent there is Cash Available for Distribution, the Company shall automatically, with no action required by the Board, distribute such Cash Available for Distribution to the Member within seven days following receipt of distributions or dividends from MMLP or receipt of cash from any other source; and the Board may establish procedures to automate such cash distributions.

7.MANAGEMENT.
(a)Management by the Board. Except as otherwise required by this Agreement or by non-waivable provisions of applicable law, the powers, business and affairs of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of directors (“Board”). No director in his or her individual capacity shall have the authority to manage the Company or approve matters related to, or otherwise to bind the Company.
(b)Board Composition. The Board shall consist of seven directors, and each director shall be a natural person. Each director shall be a “manager” (within the meaning of Section 18-101 of the Act). Directors need not be residents of the State of Delaware or Members of the Company. Directors shall be designated, nominated, appointed and elected as follows:

(i)for the period of time beginning on the Effective Date and ending on the date that is one year after the Effective Date, (y) MRLLC (by virtue of its ownership in Member) will have the right to designate, nominate, appoint and elect five of the seven directors, at least four of whom must be Independent Directors, and (z) Alinda Parties (by virtue of their ownership in Member) will have the right to designate, nominate, appoint and elect two of the seven directors, neither of whom are required to be Independent Directors; provided, however, that if the Alinda Parties designate at least one Independent Director, one of such Independent Director(s) shall be appointed as a member of the Conflicts Committee; and

(ii)for the period of time beginning on the date that is one year and one day after Effective Date and continuing thereafter, (y) MRLLC (by virtue of its ownership in Member) will have the right to designate, nominate, appoint and elect four of the seven directors, at least two of whom must be Independent Directors, and (z) Alinda Parties (by virtue of its ownership in Member) will have the right to designate, nominate, appoint and elect three of the seven directors, at least one of whom must be an Independent Director and one of such Independent Director(s) shall be appointed as a member of the Conflicts Committee.

No director may be removed from the Board (with or without cause) except at the written direction of the Person entitled to designate such director, which Person will thereupon be entitled to appoint an alternative director to fill the vacancy. Any vacancy in the Board, whether created by the removal, resignation or retirement of a director or otherwise, shall be filled by the Person who originally designated, nominated, appointed or elected such director in accordance with this Section 7(b).
(c)Board Meetings, Notices and Expenses. The Board shall meet regularly, which shall be at least quarterly, at the offices of the Company (or such other place as determined by the Board) on a schedule determined by the Board from time to time. Special meetings of the Board, including special meetings at which a Kick-down Matter is to be considered, shall be held at the offices of the Company (or such other place as shall be determined by the Board), and may be called by any director upon not less than two (2) Business Days' prior written notice, to all directors. The notice shall set forth the matters to be considered at the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that such meeting is not lawfully called or convened. The reasonable costs and expenses incurred by any director in connection with any meeting of the Board shall be borne and paid by the Company (and any director may obtain reimbursement from the Company for any such reasonably documented costs and expenses).

(d)Board Appointment Powers. The Board, in its discretion, may (i) elect a chairman of the Board who shall preside at any meetings of the Board, (ii) appoint one or more officers or agents with such power and authority as the Board may designate, or (iii) establish committees of the Board and delegate any of its responsibilities, except as otherwise prohibited by applicable law, to such committee; provided, however, that, except for matters set forth in Section 7(f)(ii) or Section 7(f)(iv), no matter that is the subject of Section 7(f) may be delegated to an officer or any committee of the Board. All directors shall be entitled to not less than two (2) Business Days' prior written notice of, and be present as non-voting observers at, any meeting of a Board committee, provided, however, that only committee members shall be entitled to be present when such committee determines it is appropriate to go into an executive session. The Board shall continue to maintain a Conflicts Committee.

(e)Board Quorum Requirements. Except as otherwise provided in this Section 7(e) or required by law, the presence of a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board; provided that the presence of at least one Martin Director who is not an Independent Director and one Alinda Director who is not an Independent Director shall be necessary to constitute such a quorum. Notwithstanding the preceding sentence, with respect to any Kick-down Matter to be considered at a special meeting, the presence of a majority of the members of the Board shall be necessary and sufficient to constitute a quorum for the transaction of business relating to the Kick-down Matter at such special meeting. If a regularly held or a properly called special meeting cannot be convened as a result of the absence of a quorum, then directors present at such meeting, although less than a quorum, may act to adjourn the meeting to a date and time that is not less than 48 hours after the original date and time for such meeting, and notice of such new date and time, and the fact that such adjourned meeting has been adjourned pursuant to this Section 7(e) in order to establish a quorum, shall be given immediately following such adjournment by facsimile transmission, by e-mail correspondence or by other electronic transmission pursuant to Section 11 to each director. If a meeting adjourned in accordance with the preceding sentence cannot be convened at the newly appointed date and time because the directors that were not present at the original meeting are also not present at the adjourned meeting and such absence results in the failure to obtain a quorum at such adjourned meeting, then directors present at such adjourned meeting shall constitute a quorum but only with respect to matters originally included on the agenda for such meeting.

(f)Member, Board and Conflicts Committee Approval Requirements.
(i)  Except as otherwise approved in an Annual Business Plan approved by the Member or by the Board as a Kick-down Matter, all actions or transactions specified in the chart on Schedule A as “Member Approved Matters”, shall be exclusively reserved to the Member and shall be approved by the Member on behalf of the Company or any Martin Group Company, as applicable; provided, however, that if such matter becomes a Kick-down Matter it shall be approved in accordance with Section 7(f)(iii).

(ii) Except as provided in Sections 7(f)(iii) and (iv), on all matters requiring the vote or action of the Board each director shall be entitled to one vote, and such actions must be authorized (A) at a Board meeting at which a quorum is present, by the affirmative vote of at least a majority of those directors present, or (B) by the unanimous written consent of the Board. For the avoidance of doubt, except for any action or transaction that is listed in the chart on Schedule A as a “Member Approved Matter” or “Kick-down Matter” or for which Conflicts Committee approval is required, the Board may, under this Section 7(f)(ii), approve, or delegate for approval to any committee, officer or agent, as shall be determined by the Board from time to time, any such action or transaction by the Company or any Martin Group Company.

(iii) Any action by the Board to approve any Kick-down Matter, must be authorized by the Board (A) at a meeting of the Board at which a quorum is present, by the affirmative vote of a majority of the Board, or (B) by the unanimous written consent of the Board.

(iv) Any action by the Company or any Martin Group Company that must be approved by the Conflicts Committee under the terms of the Omnibus Agreement, the MMLP Partnership Agreement or otherwise must be authorized by the Conflicts Committee, (A) at a meeting of the Conflicts Committee, by the affirmative vote of a majority of the members of the Conflicts Committee, or (B) by the unanimous written consent of the Conflicts Committee.

(v) Any action permitted or required to be taken at a meeting of the Board or any committee thereof may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the directors entitled to vote thereon. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or the applicable committee thereof. Subject to the requirements of the Act, the certificate of formation of the Company or this Agreement for notice of meetings, a director may participate in and hold a meeting of the Board or any committee thereof by means of a telephone conference or similar communication method by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened or is not called or convened in accordance with this Agreement.

(g)Annual Business Plan.

(i)  Subject to the provisions of this Agreement, the Company shall cause each Martin Group Company to conduct its business and operations pursuant to the Annual Business Plan. The directors, officers and agents of the Company and Martin Group Companies shall have the authority to implement, and conduct the business and operations of the Martin Group Companies in accordance with the Annual Business Plan then in effect. No further approval under 7(f)(i) is necessary for (i) any action authorized in an Annual Business Plan or (ii) capital projects authorized in an Annual Business Plan except if further approval is required under (xvi) of the chart on Schedule A.

(ii) Notwithstanding Section 7(f)(i), the Annual Business Plan described in (xvii) of the chart on Schedule A shall always be subject to approval of the Board in accordance with either Section 7(f)(ii) or Section 7(f)(iii), as the case may be.

(h)Limitations on Authority to Act on behalf of the Company or any Martin Group Company. After the Effective Date, neither the Company nor any director, officer or agent of the Company shall have any authority to cause or permit the Company or any Martin Group Company, as applicable, or to approve, authorize or permit any officer or agent of the Company on behalf of the Company or any Martin Group Company, as applicable, to take, consent to or approve (or enter or commit to enter into any agreement), directly or indirectly, (i) any action or transaction specified in the chart on Schedule A as “Member Approved Matters”, unless such actions or transactions are approved (A) in accordance with Section 7(f)(i), or (B) if such action or transaction becomes a Kick-down Matter, by the Board as set forth in Section 7(f)(iii), (ii) any action or transaction that qualifies for approval under Section 7(f)(iv), unless such action or transaction is approved in accordance with Section 7(f)(iv), or (iii) any action or transaction not described in Section 7(h)(i) or Section 7(h)(ii), unless such action or transaction is approved in accordance with Section 7(f)(ii).

For the avoidance of doubt, if an action is permitted to be taken by the Company or any Martin Group Company (including after approval of any matter in accordance with Section 7(f) or Section 7(g), as applicable), and such action requires that the Company, the Board or an officer or agent of the Company take, consent to or approve any action, such action on behalf of the Company or any Martin Group Company, as applicable, is permitted hereunder.
8.Insurance. The Company shall carry general liability, casualty and directors' and officers' liability insurance and other insurance in such amounts and having such terms as is prudent and customary for businesses of the nature carried on by the Company and as may be required by any of its third party contracts.

9.DISSOLUTION. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

10.GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

11.NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by (i) depositing such writing with a reputable overnight courier for next business day delivery, (ii) depositing such writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested, or (iii) delivering such writing to the recipient in person, by courier, by facsimile transmission, by e-mail correspondence or by other electronic transmission; and a notice, request, or consent given under this Agreement is effective upon receipt against the Person who receives it. All notices, requests and consents to be sent to the Member must be sent to or made at 4200B Stone Road, Kilgore, Texas 75662, Attention: Chris Booth, General Counsel, or such other address as that the Member may specify by notice to the other Members. Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the secretary of the Company at the Company's chief executive offices. Any notice, request or consent to any director must be given to such director at such address, facsimile number or e-mail address provided by such director to the Company. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. A copy of any notice, request or consent given by e-mail correspondence to any Alinda Director, Alinda Funds II or Alinda Parties pursuant to this Agreement shall also be sent by facsimile transmission to Alinda Capital Partners LLC at 100 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830 (Facsimile: (203) 930-3880).

12.DEFINITIONS. For the purposes of this Agreement:

“Act” shall have the meaning ascribed to it in Section 1.
“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person in question.
“Affiliate Transaction” means any contract, transaction, agreement, instrument, loan or other transaction of any kind between, or being negotiated between, any Martin Group Company, on the one hand, and either (i) MRMC or any of its Affiliates (excluding any Martin Group Company and any Joint Venture), or (ii) Alinda Funds II or any of its Affiliates, on the other hand.
“Agreement” shall have the meaning ascribed to it in the preamble.
“Alinda Director” means a director designated, nominated, appointed or elected by Alinda Parties.
“Alinda Funds II” means Alinda Infrastructure Fund II, L.P., a Delaware limited partnership, and Alinda Infrastructure Parallel Fund II, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, collectively.
“Alinda Party 1” means Statehouse Investor I, L.P., a Delaware limited partnership.

“Alinda Party 2” means Statehouse Investor II, L.P., a Delaware limited partnership.
“Alinda Parties” means Alinda Party 1 and Alinda Party 2, collectively, and/or those Persons who become successors and assigns to all or part of their membership interests in MMGP Holdings and all or part of their rights to designate any Alinda Directors, as applicable.
“Annual Business Plan” means the annual business plan of the Martin Group Companies, as approved by the Board in accordance with this Agreement or the Default Annual Business Plan, as applicable.
“Board” shall have the meaning ascribed to it in Section 7(a).
“Cash Available for Distribution” means, as of any date of determination, (i) the sum of all cash and cash equivalents of the Company on hand (after deduction of expenses paid by the Company, including payments under the Master Services Agreement), less (ii) cash reserves established by the Board from time to time for the proper conduct of the business of the Company, but in no event greater than Five Hundred Thousand Dollars ($500,000.00). The initial cash reserves for the purposes of determining Cash Available for Distribution shall be Fifty Thousand Dollars ($50,000).
“Company” means shall have the meaning ascribed to it in Section 1.
“Conflicts Committee” means the Conflicts Committee of the Board, which shall consist of at least three Independent Directors.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and “Controlled” or “Controlling” shall have correlative meanings.
“Credit Agreement” means the Operating Partnership's Second Amended and Restated Credit Agreement dated as of November 10, 2005, as amended, restated, renewed, refunded, replaced (whether upon or after termination) or otherwise refinanced (including by means of other credit facilities involving the issuance of Indebtedness, and, in all cases, all related documents)).
“Default Annual Business Plan” means, that if no Annual Business Plan is approved for any Fiscal Year, then, pending approval of such Annual Business Plan, the most recently approved Annual Business Plan shall remain in effect as the Annual Business Plan for such Fiscal Year, with the following adjustments: (x) all prior period non-recurring items shall be excluded, and (y) all prior period fees, costs, expenses, maintenance and capital expenditures and other similar items shall be increased by three percent (3%).
“Effective Date” shall have the meaning ascribed to it in the preamble.
“Equity Interests” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, and (ii) with respect to any partnership or limited liability company, all partnership or limited liability company interests, units, participations or equivalents of partnership or limited liability company interests of such partnership or limited liability company, however designated.
“Finance Corp” means Martin Midstream Finance Corp., a Delaware corporation.
“Fiscal Year” means the calendar year beginning on January 1 and ending on December 31.

“Governing Documents” means, with respect to an entity, its certificate or agreement of limited partnership, partnership agreement, certificate of formation, company agreement or limited liability company agreement, certificate or articles of incorporation, bylaws, or any other entity organizational documents.
“Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) the face amount of all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments issued for the account of such Person, and, without duplication, all drafts drawn and unpaid thereunder; (iii) any lease that is required to be classified and accounted for as a capital lease in accordance with generally accepted accounting principles in the United States; (iv) any interest rate, currency or commodity protection agreement (including any swaps, collars, caps or similar hedging obligations); and (v) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
“Independent Director” shall mean a director that qualifies as “independent” under the Securities Exchange Act of 1934, as amended, the regulations of the SEC and the exchange rules applicable from time to time to MMLP and, by virtue of its role as the general partner of MMLP, the Company; provided that for the purposes of this Agreement, Joe Averett shall be deemed to be an Independent Director.
“Joint Ventures” means Caliber Gathering LLC, a Delaware limited partnership, Cardinal Gas Storage Partners LLC, a Delaware limited liability company, Martin Energy Trading LLC, or any Significant Joint Venture.
“Kick-down Matter” means any matter listed as a “Kick-down Matter” in the chart on Schedule A, but only after such matter was submitted to the Member in accordance with Section 7(f)(i) and the Member fails to approve such matter because of a dispute, and the Member fails to resolve such dispute in accordance with any dispute resolution procedures established by the Member from time to time.
“Martin Director” means a director designated, nominated, appointed or elected by MRLLC.
“Martin Group Company” means any of MMLP, Operating GP, Operating Partnership, Finance Corp, MOP Midstream, Redbird and Talen's, or any Controlled Significant Subsidiary of the foregoing and “Martin Group Companies” means such Persons collectively.
“Master Services Agreement” means the Master Services Agreement dated the Effective Date by and between MRMC and the Member, as the same may be amended from time to time.
“Member” shall have the meaning ascribed to it in Section 4.
“MMGP Holdings” shall have the meaning ascribed to it in in Section 4.
“MMLP” means Martin Midstream Partners L.P., a Delaware limited partnership.
“MMLP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of MMLP, as the same may be amended from time to time.

“MOP Midstream” means MOP Midstream Holdings LLC, a Delaware limited liability company.
“MRLLC” means Martin Resource, LLC, a Delaware limited liability company, and/or those Persons who become successors and assigns to all or part of its membership interests in MMGP Holdings and all or part of its rights to designate any Martin Directors, as applicable.
“MRMC” means Martin Resource Management Corporation, a Texas corporation.
“Omnibus Agreement” means that certain Omnibus Agreement dated November 1, 2002, by and among MRMC, the Company, MMLP, Operating Partnership and certain other parties, as amended from time to time.
“Operating GP” means Martin Operating GP LLC, a Delaware limited liability company.
“Operating Partnership” means Martin Operating Partnership L.P., a Delaware limited partnership.
“Person” means an individual or a corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated organization, association or other entity.
“Redbird” means Redbird Gas Storage LLC, a Delaware limited liability company.
“Significant Joint Venture” means with respect to a Person, any other Person owned by but not a Subsidiary of such Person where the aggregate purchase price of the aggregate Equity Interest purchased or otherwise acquired was $20 million or more.
“Significant Subsidiary” means with respect to a Person, any Subsidiary of such Person, including its Subsidiaries, other than a Subsidiary that would not constitute a significant subsidiary as defined in Rule 1-02(w) of SEC Regulation S-X.
“Subsidiary” means at any date, any entity directly or indirectly through any number of intermediaries, owns Equity Interests that (i) represent more than 50% of the total number of outstanding common or other residual Equity Interests (however denominated) of such entity, (ii) represent more than 50% of the total voting power of all outstanding Equity Interests of such entity which are entitled to vote in the election of directors, managers or other persons performing similar functions for and on behalf of such entity (for the avoidance of doubt, a limited partnership shall be a “Subsidiary” of its general partner and MMLP is a subsidiary of the Company), (iii) are entitled to more than 50% of the dividends paid and other distributions made by such entity prior to liquidation or (iv) are entitled to more than 50% of the assets of such entity or proceeds from the sale thereof upon liquidation.
“Talen's” means Talen's Marine & Fuel, LLC, a Louisiana limited liability company.
13.Limitation of Duties. No director (in his or her capacity as a director and/or manager) shall have any duties (including fiduciary duties) or liabilities relating thereto, or liabilities for breach of contract, to the Company, the Member or the other directors and/or managers; provided that this Agreement does not eliminate (i) the applicability thereto of the implied contractual covenant of good faith and fair dealing under the common law of the State of Delaware or (ii) the liability of any person for any act or omission that constitutes a bad faith violation of such implied contractual covenant of good faith and fair dealing, each as contemplated by Section 18-1101 of the Act.

14.ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, and supersedes and replaces the prior limited liability company agreement of the Company in all respects.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the date first written above.

MMGP Holdings LLC
By: Martin Resource LLC, its Member By: Martin Resource Management Corporation, its sole member By: /s/ Robert D. Bondurant Robert D. Bondurant, Executive Vice President and Chief Financial Officer
By: Statehouse Investor I, L.P., its Member By: Statehouse Investor I GP LLC, its general partner By: /s/ Chris Beale Chris Beale, President	By: Statehouse Investor II, L.P., its Member By: Statehouse Investor II GP LLC, its general partner By: /s/ Chris Beale Chris Beale, President

Schedule A
to Amended and Restated Limited Liability Company Agreement
of Martin Midstream GP LLC
Approvals
“■” indicates a provision's applicability to the matter indicated

Matters	Member Approved Matters	Kick-down Matters
(i) alter, repeal or amend any provision of the Governing Documents of the Company, including any schedules thereto	■	N/A
   (ii) transfer, sell, distribute, encumber, pledge, hypothecate, impair, alter, convert, amend or exercise or waive any rights, or make any election, with respect to (A) any Equity Interests in MMLP held by the Company, or (B) the Company's incentive distribution rights or similar rights in respect of Equity Interests in MMLP
	■	N/A
(iii) a transaction or series of related transactions to transfer, sell, distribute, encumber, pledge, hypothecate, impair, alter, convert or amend any Equity Interests held by:
(A) the Company (excluding those held by the Company in MMLP)	■	N/A
(B) any Martin Group Company, if the transaction or series of transactions has a value equal to or more than $20 million in the aggregate in any Fiscal Year	■	■
(iv) other than intercompany transactions between the Company and/or Martin Group Companies:
    (A) authorize, issue, sell, dividend, distribute, redeem, convert, exchange, repurchase, cancel, retire or otherwise dispose of any Equity Interests, phantom equity or similar rights or interests or any warrants, options or other similar rights or interests or securities convertible into or exchangeable for any Equity Interests, phantom equity or similar rights, including an initial public offering, in each case, of the Company;
	■	N/A

Schedule A-1

Matters	Member Approved Matters	Kick-down Matters
       (B) otherwise permit, cause or require the Company to accept from, or require the Member to contribute to the Company, any capital contribution, to the extent applicable, except as required for the Company to preserve the Company's two percent general partner ownership interest in MMLP or as is otherwise required by the Governing Documents of the Company
	■	N/A
    (v) other than borrowings under the Credit Agreement, a transaction or series of related transactions to incur any Indebtedness, assume any Indebtedness of, or guarantee or otherwise become responsible for any obligations of any Person, or grant, permit or create any pledge, lien or similar encumbrance on any assets by:

(A) the Company	■	N/A
(B) any Martin Group Company if the transaction or series of transactions has a value equal to or more than $20 million in the aggregate in any Fiscal Year	■	■
    (vi) voluntarily liquidate, wind-up or dissolve, or commence any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under, or obtain relief under, any federal or state bankruptcy or insolvency law with respect to:

(A) the Company	■	N/A
(B) any Martin Group Company that has substantial assets	■	■
     (vii) approve any disposition of all or any part of the assets of, or Equity Interests in, whether by asset sale, lease, merger, consolidation, other business combination or otherwise, in one or a series of related transactions:

(A) the Company	■	N/A
(B) any Martin Group Company if the transaction or series of transactions has a value equal to or more than $20 million in the aggregate in any Fiscal Year	■	■

Schedule A-2

Matters	Member Approved Matters	Kick-down Matters
    (viii) approve any purchase or acquisition, whether by asset purchase, lease, merger, consolidation, other business combination or otherwise, of all or any part of the business of or assets of, or Equity Interests in, or participate in any joint venture, partnership or similar arrangement with, any Person

(A) the Company	N/A	N/A
(B) any Martin Group Company if the transaction or series of transactions has a value equal to or more than $50 million in the aggregate in any Fiscal Year	N/A	N/A
(ix) except for any purchase or acquisition described in (viii) of this Schedule A, approve or effect any expenditures to develop future projects or make or enter into related commitments for capital expenditures by:

(A) the Company	■	N/A
(B) any Martin Group Company if the expenditures or commitments for capital expenditures equal to or more than $10 million per project, or $40 million in the aggregate, in any Fiscal Year	■	■
  (x) settle, discharge or otherwise compromise any action, suit, proceeding or claim (A) not covered by insurance involving payment, for one or a series of related matters, in excess of $5 million, (B) involving any admission by such Person to (i) a felony violation of law, (ii) a violation of law that results in a negative financial impact on such Person in excess of $500,000, or (iii) disbars such Person from any lawful activity that is material to the businesses of the Martin Group Companies, or (C) that does not include an unconditional release of such from all liability with respect to such matters with respect to:

(A) the Company	■	N/A
(B) any Martin Group Company	■	■
(xi) modify any accounting policies, except as required by regulatory authorities or such Person's independent accountants, with respect to:
(A) the Company	■	N/A
(B) any Martin Group Company	■	■

Schedule A-3

Matters	Member Approved Matters	Kick-down Matters
(xii) appoint or remove, or cause the appointment or removal of, the independent auditors, with respect to:
(A) the Company	■	N/A
(B) any Martin Group Company	■	■
(xiii) change, make or revoke any tax election, with respect to:
(A) the Company	■	N/A
(B) any Martin Group Company	■	■
(xiv) amend the types and amounts of Affiliate Transactions that must be approved by the Conflicts Committee of the Company Board	■	■
    (xv) with respect to a Joint Venture, only when approval of the such Person is required in order for such Joint Venture to take any of the actions described above, approve or authorize such Joint Venture to do any of the foregoing; provided that, the Member acknowledges and understands that with respect to the Joint Ventures certain actions only require approval of the board of directors or managers of the Joint Ventures and that, even if such Person has the right to vote on such actions, such Person may not have the power to block or otherwise control such actions, with respect to:

(A) the Company	■	N/A
(B) any Martin Group Company	■	■
    (xvi) with respect to any construction, development or acquisition project that was approved by the Company Board either prior to the Effective Date, in the 2013 budget or in an Annual Business Plan applicable to a Fiscal Year following Fiscal Year 2013, as applicable, that has a transaction value in excess of $5 million, (1) materially alter the operational terms or conditions of, or (2) increase by the greater of $1 million or five percent (5%) the amount set forth in the approved budget for, such project, with respect to:

(A) the Company	■	N/A
(B) any Martin Group Company	■	■

Schedule A-4

Matters	Member Approved Matters	Kick-down Matters
(xvii) approve the Annual Business Plan, or any amendment, modification or supplement thereto	■	■

Schedule A-5